                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of
Protection One, Inc. and Subsidiaries on Form S-8 (File No. 33-    ) of our
report, which includes an explanatory paragraph with respect to a change in method of accounting for certain subscriber account acquisition and transition costs, dated December 10, 1996, on our audits of the consolidated financial statements and financial statement schedule of Protection One, Inc. and Subsidiaries as of September 30, 1996 and 1995, and for each of the three years in the period ended September 30, 1996. We also consent to the reference to our firm under the caption "experts."

                                                COOPERS & LYBRAND L.L.P.



Portland, Oregon
January 17, 1997